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                                   EXHIBIT 11
                             CRAGAR INDUSTRIES, INC.
                  Schedule of Computation of Earnings Per Share


EARNINGS PER SHARE
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                                                         Three Months Ended September 30,           Nine Months Ended September 30,
                                                         --------------------------------           -------------------------------
                                                            2000                 1999                  2000                 1999
                                                            ----                 ----                  ----                 ----
Income from continuing operations

Income before extraordinary items                        $    11,008         $   223,109           $ 1,533,972          $ 380,774
Less:  Preferred Stock Dividends in Arrears                  (20,125)            (39,375)             (185,637)            (118,125)
                                                           ---------           ---------             ---------            ---------
Income available to Common Stockholders                  $    (9,117)        $   183,734           $ 1,348,335          $ 262,649
                                                           =========           =========             =========            =========

Basic EPS - Weighted Average
       Shares  Outstanding                                 3,010,883           2,456,990             2,641,621            2,456,990
                                                           =========           =========             =========            =========

Basic Earnings Per Share                                 $         -         $      0.07           $      0.51          $      0.11
                                                           =========           =========             =========            =========


Basic EPS - Weighted Average
       Shares  Outstanding                                 3,010,883           2,456,990             2,641,621            2,456,990

Effect of Diluted Securities:
       Stock options and Warrants (1)                              -           1,970,374             1,506,481            1,970,374
       Convertible Preferred Stock (1)                             -             755,833               336,227              755,833
                                                           ---------           ---------             ---------            ---------

Diluted EPS - Weighted Average
       Shares Outstanding                                  3,010,883           5,183,197             4,484,329            5,183,197
                                                           =========           =========             =========            =========

Diluted Earmings Per Share                               $         -         $      0.04            $     0.30          $     0.05
                                                           =========           =========             =========            =========

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(1) The Company's outstanding stock options, warrants, and convertible preferred stock have antidilutive effect on loss per share for the three months ended September 30, 2000. As a result, such amounts have been excluded from the computations of diluted loss per share for those periods.